UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2008

Puda Coal, Inc.
(Exact name of registrant as specified in its charter)

333-85306
(Commission File Number)

Florida	65-1129912
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

426 Xuefu Street, Taiyuan, Shanxi Province,
The People’s Republic of China
(Address of principal executive offices, with zip code)

011 86 351 228 1302
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 23, 2008, Puda Coal, Inc. (the “Company”) entered into an employment agreement with Qiong (Laby) Wu, who was appointed as Chief Financial Officer (“CFO”) of the Company on July 23, 2008. The agreement became effective on July 23, 2008. Pursuant to the agreement, in consideration of Ms. Wu’s services to the Company as CFO, she will receive a monthly salary of $10,000, which is equivalent to $120,000 on an annualized basis. In addition, Ms. Wu may be entitled to an annual bonus of an amount based upon her performance, as determined by the compensation committee of the board of directors. Ms. Wu is also entitled to participating in the stock option plan of the Company if and when the Company adopts such a plan. Her compensation will be reviewed annually by the board and the compensation committee of the board as part of the Company’s executive compensation review process. The Company will reimburse Ms. Wu for all reasonable, ordinary and necessary expenses properly incurred by her in connection with her performance of duties under the agreement.

Pursuant to the agreement, Ms. Wu’s employment with the Company will be on an “at will” basis, meaning either Ms. Wu or the Company may terminate the employment at any time upon 30 days written notice for any reason or no reason, without further obligation or liability; provided that if Ms. Wu’s employment with the Company is terminated by the Company without cause (as defined in the agreement), the Company will pay her a severance payment equal to three months’ base salary in effect during the year she is terminated.

Pursuant to the agreement, the Company will indemnify and defend Ms. Wu and hold Ms. Wu harmless, to the full extent allowed by the law of the State of Florida, and as provided by any charter provision of the Company, both as to action in Ms. Wu’s official capacity and as to action in another capacity while holding such office, except for matters arising out of Ms. Wu’s gross negligence or willful misconduct. There has been no material relationship between the Company or its affiliates and Ms. Wu other than Ms. Wu’s appointment as CFO of the Company as described in Item 5.02 below and her employment agreement with the Company.

The employment agreement is filed as Exhibit 10.1 to this report and is incorporated in this report in its entirety. The description of the terms and conditions of the agreement in this report is modified and supplemented by such reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On July 23, 2008, the board accepted the resignation of Xia Jin as CFO of the Company, effective on the same day. Ms. Jin does not have an employment agreement with the Company or any subsidiary of the Company, and did not receive any severance payment upon her resignation.

On July 23, 2008, the board appointed Qiong (Laby) Wu, age 33, as CFO of the Company, effective on the same day. Ms. Wu’s term of office commences on July 23, 2008 and will continue until her successor has been elected and qualified or until her earlier resignation or removal from office. Before Ms. Wu joined the Company, she was CFO and Vice President of Financing and Investor Relations at Sinoenergy Corporation (OTC Bulletin Board: SINE) since 2006, which is a manufacturer of compressed natural gas (“CNG”) vehicle and gas station equipment and a designer, developer and operator of retail CNG filling stations in the People's Republic of China. While employed by Sinoenergy Corporation, she was responsible for preparing and reporting financial statements as well as managing investment affairs. Ms. Wu was employed at Enrst & Young Hua Ming Accounting Firm as a Senior Auditor from 2004 to 2006 where she performed financial audits and designed internal control processes. From 2000 to 2004, Ms. Wu was an Accountant and Tax Consultant at HLB-Beijing Yongtuo CPAs, responsible for financial audits and internal control design. In addition to her native Chinese, Ms. Wu speaks fluent English.

The companies that Ms. Wu was employed by are not parents, subsidiaries or otherwise affiliates of the Company. Other than Ms. Wu’s employment agreement with the Company as described in Item 1.01 of this report, Ms. Wu has no arrangement or understanding with any person pursuant to which Ms. Wu was elected as an officer, nor is Ms. Wu a party to any material plan, contract or arrangement with the Company or its affiliates or otherwise has any material or family relationship with the Company or its affiliates or officers. Ms. Wu is not a director of any other public company in the United States.

The replacement of CFO is part of the Company’s efforts to bring more professional management to the Company and improve its corporate governance and internal controls.

Item 9 Financial Statements and Exhibits

(d)    Exhibits

The exhibit listed in the following Exhibit Index is filed as part of this report.

Exhibit No.	Description

10.1	Employment Agreement, dated July 23, 2008, between the Company and Qiong (Laby) Wu

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PUDA COAL, INC.

Date: July 23, 2008	By:	/s/ Liping Zhu
Liping Zhu
President and Chief Executive Officer